Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-224508) of our report dated March 28 2024, with respect to the financial statements of the First Mid Bancshares, Inc. Employee Stock Purchase Plan, appearing in this Annual Report on Form 11-K for the year ended December 31, 2023.

/s/ FORVIS, LLP

Decatur, Illinois

March 28, 2024